Consent of Independent Registered Public Accounting Firm

Yijia Group Corp.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 30, 2021, relating to the financial statements of Yijia Group Corp., which is contained in that Prospectus. We also consent to the reference to us under the caption "Experts" in the Prospectus.

_/s/Exelient PAC____________________

Exelient PAC

Singapore

November 4, 2022